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Exhibit (d)(2)
                                  BANNON & CO.
                             202 NORTH CANON DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                       [310] 276-3555 fax [310] 276-0583



                                                                 October 3, 1995

Board of Directors
Jillian's Entertainment Corporation
727 Atlantic Avenue, Suite 600
Boston, MA 02116

    Re: Draft Proxy Statement dated September 25, 1995 of Jillian's Entertainment Corporation

Gentlemen:

Attached is our draft opinion letter dated October 2, 1995 (the "Opinion Letter") with respect to the $0.50 per share in cash to be received by the Other Shareholders pursuant to a proposed merger between Jillian's Entertainment Corporation and Jillian's Entertainment Merger Corporation as described in the Draft Proxy Statement dated September 25, 1995.

The Opinion Letter is solely for the information and assistance of the Board of Directors of Jillian's Entertainment Corporation in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the Opinion Letter under the caption "Opinion of the Financial Advisor" and to the inclusion of the Opinion Letter in the above mentioned Draft Proxy Statement. We also consent to the filing with the Securities and Exchange Commission of the Opinion Letter as supplemental information and not as "filed" material under the Securities and Exchange Act of 1934.


Very truly yours,
/s/ Bannon & Co., Inc.
Bannon & Co., Inc.

                          BEVERLY HILLS - NEW YORK